Exhibit 99.1

February 18, 2025
FOR IMMEDIATE RELEASE
Investor Contact: Mark Warren (205) 298-3220
Media Contact: Jack Bonnikson (205) 298-3220

VULCAN REPORTS FOURTH QUARTER AND FULL YEAR 2024 RESULTS

Solid Execution Drives Margin Expansion and Aggregates Unit Profitability Growth

Outlook Includes Double-Digit Earnings Growth in 2025

Birmingham, Alabama – February 18, 2025 – Vulcan Materials Company (NYSE: VMC), the nation’s largest producer of construction aggregates, today announced results for the quarter ended December 31, 2024.

Financial Highlights Include:

	Fourth Quarter		Full Year
Amounts in millions, except per unit data	2024	2023	2024	2023
Total revenues	$1,854	$1,834	$7,418	$7,782
Gross profit	$537	$472	$2,000	$1,949
Selling, Administrative and General (SAG)	$138	$142	$531	$543
As % of Total revenues	7.5%	7.8%	7.2%	7.0%
Net earnings attributable to Vulcan	$294	$227	$912	$933
Adjusted EBITDA	$550	$476	$2,057	$2,011
Adjusted EBITDA Margin	29.7%	26.0%	27.7%	25.8%
Earnings attributable to Vulcan from continuing operations per diluted share	$2.23	$1.72	$6.91	$7.06
Adjusted earnings attributable to Vulcan from = continuing operations per diluted share	$2.17	$1.46	$7.53	$7.00
Aggregates segment
Shipments (tons)	53.9	55.3	219.9	234.6
Freight-adjusted sales price per ton	$21.41	$19.34	$21.08	$19.02
Gross profit per ton	$9.02	$7.67	$8.26	$7.40
Cash gross profit per ton	$11.50	$9.92	$10.61	$9.46

Tom Hill, Vulcan Materials’ Chairman and Chief Executive Officer, said, “Our aggregates-led business delivered a strong finish to the year. Adjusted EBITDA in the fourth quarter improved 16 percent, and Adjusted EBITDA margin expanded 370 basis points. The favorable pricing environment coupled with strong operational execution led to consistent double-digit year-over-year improvement in aggregates cash gross profit per ton each quarter – exiting 2024 with aggregates cash gross profit per ton at $11.50. As we look to 2025, the pricing environment remains favorable, and we are focused on our operating disciplines to manage costs and improve efficiencies. By controlling what we can control, we expect to deliver 19 percent growth in Adjusted EBITDA.”

February 18, 2025
FOR IMMEDIATE RELEASE

Fourth Quarter Segment Results

Aggregates
Fourth quarter segment gross profit increased 15 percent to $486 million ($9.02 per ton), and gross profit margin expanded 300 basis points. Cash gross profit per ton improved 16 percent ($1.58 per ton) to $11.50 per ton resulting from continued pricing growth and moderating cost trends. Improvements in unit profitability were widespread across the Company’s footprint and marked the eleventh consecutive quarter of year-over-year growth.

Aggregates shipments in the fourth quarter decreased 3 percent, reflecting underlying demand as well as the benefit of favorable weather in most markets throughout the quarter.

The pricing environment remained positive. Freight-adjusted selling prices increased 11 percent ($2.07 per ton) versus the prior year’s fourth quarter, with all markets realizing year-over-year improvement. Freight-adjusted unit cash cost of sales increased 5 percent ($0.49 per ton) as a result of operational cost discipline and moderating inflationary pressures.

Asphalt and Concrete
Asphalt segment gross profit was $46 million, and cash gross profit was $58 million, a 29 percent improvement over the prior year. Shipments increased slightly compared to the prior year, and price improved 7 percent. Concrete segment gross profit was $5 million. Cash gross profit was $15 million, and unit cash gross profit improved 5 percent despite lower volumes. The prior year included results from the previously divested concrete assets in Texas.

Selling, Administrative and General (SAG) and Other Items
SAG expense in the quarter was $138 million, 3 percent lower than the prior year and 30 basis points lower as a percentage of revenue. Full year SAG expense was $531 million, 2 percent lower than the prior year and 7.2 percent of total revenues.

Other operating expense was $46 million compared to $13 million in the prior year’s fourth quarter. The year-over-year increase was driven by a $17 million charge associated with previously divested operations and $8 million of acquisition related expenses.

Financial Position, Liquidity and Capital Allocation
For the full year, cash provided by operating activities was $1.4 billion. Capital expenditures for maintenance and growth projects were $236 million in the fourth quarter and $638 million for the full year.

In 2024, the Company completed the acquisitions of Wake Stone Corporation, a leading pure-play aggregates supplier in the Carolinas, and Superior Ready Mix Concrete, an integrated aggregates, asphalt and concrete producer in Southern California. These acquisitions add quality aggregates reserves to the Company’s existing franchise in three attractive states. The Company also completed bolt-on acquisitions in both Alabama and Texas. These acquisitions are consistent with our disciplined capital allocation priorities and aggregates-led strategy of continuing to expand our reach through value-enhancing acquisitions in attractive regions in the United States.

February 18, 2025
FOR IMMEDIATE RELEASE

During the year, the Company returned $313 million to shareholders through $244 million of dividends and $69 million of common stock repurchases. At December 31, 2024, the ratio of total debt to Adjusted EBITDA was 2.6 times, or 2.3 times on a net debt basis, reflecting over $600 million of cash on hand. The Company’s weighted-average debt maturity was 13 years, and the effective weighted average interest rate was 5 percent. On a trailing-twelve months basis, return on average invested capital was 16.2 percent.

The Company remains well positioned for continued growth with a strong liquidity position and balance sheet profile.

Outlook

Regarding the Company’s outlook, Mr. Hill said, “We carry solid momentum into 2025 and are well positioned to deliver another year of strong earnings growth and cash generation. Continued strength in public construction activity and our recent acquisitions support our expectations for volume growth in 2025. The pricing environment remains positive, and inflationary pressures continue to moderate. This backdrop, coupled with our Vulcan Way of Selling and Vulcan Way of Operating disciplines will lead to further expansion in our industry-leading aggregates cash gross profit per ton and value creation for our shareholders.”

Management expectations for 2025 include:
•	A third consecutive year of double-digit year-over-year growth in Aggregates segment cash gross profit per ton ($10.61 in 2024)
o	Shipments growth of 3 to 5 percent (219.9 million tons in 2024)
o	Freight-adjusted price improvement of 5 to 7 percent ($21.08 in 2024); inclusive of over 100 basis points of negative mix impact from recent acquisitions
o	Low to mid-single digit increase in freight-adjusted unit cash cost (freight-adjusted price less segment cash gross profit per ton; $10.47 in 2024)
•	Total Asphalt and Concrete segment cash gross profit of approximately $360 million ($272 million in 2024)
o	Relative contribution of approximately two-thirds from the Asphalt segment and one-third from the Concrete segment
•	Selling, Administrative and General expenses of $550 to $560 million ($531 million in 2024)
•	Interest expense of approximately $245 million
•	Capital spending for maintenance and growth projects of $750 to $800 million
•	Depreciation, depletion, accretion and amortization expense of approximately $800 million
•	An effective tax rate of 22 to 23 percent
•	Net earnings attributable to Vulcan of $1.01 to $1.17 billion
•	Adjusted EBITDA between $2.35 and $2.55 billion (includes $150 million contribution from acquisitions)

Conference Call
Vulcan will host a conference call at 10:00 a.m. CT on February 18, 2025. A webcast will be available via the Company’s website at www.vulcanmaterials.com. Investors and other interested parties may access the teleconference live by calling 800-274-8461, or 203-518-9814 if outside the U.S. The conference ID is 4821207. The conference call will be recorded and available for replay at the Company’s website approximately two hours after the call.

February 18, 2025
FOR IMMEDIATE RELEASE

About Vulcan Materials Company
Vulcan Materials Company, a member of the S&P 500 Index with headquarters in Birmingham, Alabama, is the nation's largest supplier of construction aggregates – primarily crushed stone, sand and gravel – and a major producer of aggregates-based construction materials, including asphalt and ready-mixed concrete. For additional information about Vulcan, go to www.vulcanmaterials.com.

Non-GAAP Financial Measures
Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures, other than the reconciliation of Projected Adjusted EBITDA as included in Appendix 2 hereto. For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to future results.

FORWARD-LOOKING STATEMENT DISCLAIMER
This document contains forward-looking statements. Statements that are not historical fact, including statements about Vulcan's beliefs and expectations, are forward-looking statements. Generally, these statements relate to future financial performance, results of operations, business plans or strategies, projected or anticipated revenues, expenses, earnings (including EBITDA and other measures), dividend policy, shipment volumes, pricing, levels of capital expenditures, intended cost reductions and cost savings, anticipated profit improvements and/or planned divestitures and asset sales. These forward-looking statements are sometimes identified by the use of terms and phrases such as “believe,” “should,” “would,” “expect,” “project,” “estimate,” “anticipate,” “intend,” “plan,” “will,” “can,” “may” or similar expressions elsewhere in this document. These statements are subject to numerous risks, uncertainties, and assumptions, including but not limited to general business conditions, competitive factors, pricing, energy costs, and other risks and uncertainties discussed in the reports Vulcan periodically files with the SEC.

February 18, 2025
FOR IMMEDIATE RELEASE

Forward-looking statements are not guarantees of future performance and actual results, developments, and business decisions may vary significantly from those expressed in or implied by the forward-looking statements. The following risks related to Vulcan's business, among others, could cause actual results to differ materially from those described in the forward-looking statements: general economic and business conditions; domestic and global political, economic or diplomatic developments; a pandemic, epidemic or other public health emergency; Vulcan’s dependence on the construction industry, which is subject to economic cycles; the timing and amount of federal, state and local funding for infrastructure; changes in the level of spending for private residential and private nonresidential construction; changes in Vulcan’s effective tax rate; the increasing reliance on information technology infrastructure, including the risks that the infrastructure does not work as intended, experiences technical difficulties or is subjected to cyber-attacks; the impact of the state of the global economy on Vulcan’s businesses and financial condition and access to capital markets; international business operations and relationships, including recent actions taken by the Mexican government with respect to Vulcan’s property and operations in that country; the highly competitive nature of the construction industry; the impact of future regulatory or legislative actions, including those relating to climate change, biodiversity, land use, wetlands, greenhouse gas emissions, the definition of minerals, tax policy and domestic and international trade; the outcome of pending legal proceedings; pricing of Vulcan's products; weather and other natural phenomena, including the impact of climate change and availability of water; availability and cost of trucks, railcars, barges and ships as well as their licensed operators for transport of Vulcan’s materials; energy costs; costs of hydrocarbon-based raw materials; healthcare costs; labor relations, shortages and constraints; the amount of long-term debt and interest expense incurred by Vulcan; changes in interest rates; volatility in pension plan asset values and liabilities, which may require cash contributions to the pension plans; the impact of environmental cleanup costs and other liabilities relating to existing and/or divested businesses; Vulcan's ability to secure and permit aggregates reserves in strategically located areas; Vulcan’s ability to manage and successfully integrate acquisitions; the effect of changes in tax laws, guidance and interpretations; significant downturn in the construction industry may result in the impairment of goodwill or long-lived assets; changes in technologies, which could disrupt the way Vulcan does business and how Vulcan’s products are distributed; the risks of open pit and underground mining; expectations relating to environmental, social and governance considerations; claims that our products do not meet regulatory requirements or contractual specifications; and other assumptions, risks and uncertainties detailed from time to time in the reports filed by Vulcan with the SEC. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement. Vulcan disclaims and does not undertake any obligation to update or revise any forward-looking statement in this document except as required by law.

Source: Vulcan Materials Company

Table A

Vulcan Materials Company
and Subsidiary Companies
	(in millions, except per share data)
	Three Months Ended		Twelve Months Ended
Consolidated Statements of Earnings	December 31		December 31
(Condensed and unaudited)	2024	2023	2024	2023

Total revenues	$1,853.6	$1,834.3	$7,417.7	$7,781.9
Cost of revenues	(1,316.4)	(1,362.1)	(5,418.1)	(5,833.4)
Gross profit	537.2	472.2	1,999.6	1,948.5

Selling, administrative and general expenses	(138.1)	(142.4)	(531.1)	(542.8)
Gain on sale of property, plant & equipment and businesses	47.7	53.7	52.3	76.4
Loss on impairments	0.0	0.0	(86.6)	(28.3)
Other operating expense, net	(45.8)	(13.4)	(69.7)	(26.4)
Operating earnings	401.0	370.1	1,364.5	1,427.4
Other nonoperating income (expense), net	(9.4)	2.6	(22.1)	(2.7)
Interest expense, net	(52.6)	(37.4)	(170.3)	(179.6)
Earnings from continuing operations
before income taxes	339.0	335.3	1,172.1	1,245.1
Income tax expense	(42.9)	(105.0)	(251.4)	(299.4)
Earnings from continuing operations	296.1	230.3	920.7	945.7
Loss on discontinued operations, net of tax	(2.6)	(2.2)	(7.6)	(10.8)
Net earnings	293.5	228.1	913.1	934.9
(Earnings) loss attributable to noncontrolling interest	0.3	(0.6)	(1.2)	(1.7)
Net earnings attributable to Vulcan	$293.8	$227.5	$911.9	$933.2

Basic earnings (loss) per share attributable to Vulcan
Continuing operations	$2.24	$1.73	$6.95	$7.10
Discontinued operations	$(0.02)	$(0.02)	$(0.06)	$(0.08)
Net earnings	$2.22	$1.71	$6.89	$7.02

Diluted earnings (loss) per share attributable to Vulcan
Continuing operations	$2.23	$1.72	$6.91	$7.06
Discontinued operations	$(0.02)	$(0.02)	$(0.06)	$(0.08)
Net earnings	$2.21	$1.70	$6.85	$6.98

Weighted-average common shares outstanding
Basic	132.2	132.7	132.3	133.0
Assuming dilution	133.0	133.5	133.1	133.7
Effective tax rate from continuing operations	12.7%	31.3%	21.4%	24.0%

Table B

Vulcan Materials Company
and Subsidiary Companies
		(in millions)
Consolidated Balance Sheets	December 31	December 31
(Condensed and unaudited)	2024	2023
Assets
Cash and cash equivalents	$559.7	$931.1
Restricted cash	41.1	18.1
Accounts and notes receivable
Accounts and notes receivable, gross	905.5	903.3
Allowance for credit losses	(13.2)	(13.6)
Accounts and notes receivable, net	892.3	889.7
Inventories
Finished products	534.6	494.4
Raw materials	69.7	51.2
Products in process	9.0	6.5
Operating supplies and other	68.5	63.5
Inventories	681.8	615.6
Other current assets	90.8	70.4
Total current assets	2,265.7	2,524.9
Investments and long-term receivables	31.3	31.3
Property, plant & equipment
Property, plant & equipment, cost	14,516.8	11,835.5
Allowances for depreciation, depletion & amortization	(6,055.3)	(5,617.8)
Property, plant & equipment, net	8,461.5	6,217.7
Operating lease right-of-use assets, net	526.4	511.7
Goodwill	3,788.1	3,531.7
Other intangible assets, net	1,714.7	1,460.7
Other noncurrent assets	317.1	267.7
Total assets	$17,104.8	$14,545.7

Liabilities
Current maturities of long-term debt	400.5	0.5
Trade payables and accruals	407.0	390.4
Other current liabilities	431.6	406.7
Total current liabilities	1,239.1	797.6
Long-term debt	4,906.9	3,877.3
Deferred income taxes, net	1,336.5	1,028.9
Deferred revenue	137.8	145.3
Noncurrent operating lease liabilities	521.4	507.4
Other noncurrent liabilities	820.6	681.3
Total liabilities	$8,962.3	$7,037.8
Equity
Common stock, $1 par value	132.1	132.1
Capital in excess of par value	2,900.1	2,880.1
Retained earnings	5,213.8	4,615.0
Accumulated other comprehensive loss	(127.4)	(143.8)
Total shareholder's equity	8,118.6	7,483.4
Noncontrolling interest	23.9	24.5
Total equity	$8,142.5	$7,507.9
Total liabilities and equity	$17,104.8	$14,545.7

Table C

Vulcan Materials Company
and Subsidiary Companies
	(in millions)
	Twelve Months Ended
Consolidated Statements of Cash Flows	December 31
(Condensed and unaudited)	2024	2023
Operating Activities
Net earnings	$913.1	$934.9
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation, depletion, accretion and amortization	632.2	617.0
Noncash operating lease expense	51.4	53.9
Net gain on sale of property, plant & equipment and businesses	(52.3)	(76.4)
Loss on impairments	86.6	28.3
Contributions to pension plans	(8.7)	(7.4)
Share-based compensation expense	53.4	63.2
Deferred income taxes, net	(9.4)	(43.3)
Changes in assets and liabilities before initial effects of business acquisitions and dispositions	(277.4)	(47.3)
Other, net	20.7	13.9
Net cash provided by operating activities	$1,409.6	$1,536.8

Investing Activities
Purchases of property, plant & equipment	(603.5)	(872.6)
Proceeds from sale of property, plant & equipment	54.7	94.6
Proceeds from sale of businesses	0.2	613.6
Payment for businesses acquired, net of acquired cash and adjustments	(2,266.2)	0.9
Other, net	(0.1)	0.0
Net cash used for investing activities	$(2,814.9)	$(163.5)

Financing Activities
Proceeds from short-term debt	8.0	166.1
Payment of short-term debt	(8.0)	(266.1)
Payment of current maturities and long-term debt	(550.5)	(550.5)
Proceeds from issuance of long-term debt	2,000.0	550.0
Debt issuance and exchange costs	(31.6)	(3.4)
Payment of finance leases	(13.0)	(30.8)
Purchases of common stock	(68.8)	(200.0)
Dividends paid	(244.4)	(228.4)
Share-based compensation, shares withheld for taxes	(33.0)	(21.9)
Distribution to noncontrolling interest	(1.8)	(0.8)
Other, net	0.0	0.2
Net cash provided by (used for) financing activities	$1,056.9	$(585.6)
Net increase (decrease) in cash and cash equivalents and restricted cash	(348.4)	787.7
Cash and cash equivalents and restricted cash at beginning of year	949.2	161.5
Cash and cash equivalents and restricted cash at end of year	$600.8	$949.2

Table D

Segment Financial Data and Unit Shipments
	(in millions, except per unit data)
	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2024	2023	2024	2023
Total Revenues
Aggregates [1]	$1,472.3	$1,413.0	$5,949.6	$5,918.9
Asphalt [2]	327.1	286.4	1,245.6	1,140.7
Concrete	163.5	256.0	653.5	1,249.3
Segment sales	$1,962.9	$1,955.4	$7,848.7	$8,308.9
Aggregates intersegment sales	(109.3)	(121.1)	(431.0)	(527.0)
Total revenues	$1,853.6	$1,834.3	$7,417.7	$7,781.9

Gross Profit
Aggregates	$486.5	$424.5	$1,816.7	$1,736.8
Asphalt	46.1	36.3	170.1	149.6
Concrete	4.6	11.4	12.8	62.1
Total	$537.2	$472.2	$1,999.6	$1,948.5

Depreciation, Depletion, Accretion and Amortization
Aggregates	$133.8	$124.8	$515.7	$482.3
Asphalt	12.4	8.9	44.1	35.6
Concrete	10.6	12.4	45.5	72.8
Other	7.0	6.4	26.9	26.3
Total	$163.8	$152.5	$632.2	$617.0

Average Unit Sales Price and Unit Shipments
Aggregates
Freight-adjusted revenues [3]	$1,154.2	$1,070.6	$4,636.2	$4,461.3
Aggregates - tons	53.9	55.3	219.9	234.6
Freight-adjusted sales price [4]	$21.41	$19.34	$21.08	$19.02

Other Products
Asphalt Mix - tons	3.4	3.3	13.6	13.4
Asphalt Mix - sales price [5]	$82.11	$76.92	$80.09	$75.76

Ready-mixed concrete - cubic yards	0.9	1.5	3.6	7.5
Ready-mixed concrete - sales price [5]	$183.07	$173.83	$182.93	$166.95

[1]
Includes product sales (crushed stone, sand and gravel, sand, and other aggregates), as well as freight & delivery costs that we pass along to our customers, and service revenues related to aggregates.

[2]	Includes product sales, as well as service revenues from our asphalt construction paving business.
[3]
Freight-adjusted revenues are Aggregates segment sales excluding freight & delivery revenues and other revenues related to services, such as landfill tipping fees, that are derived from our aggregates business.

[4]	Freight-adjusted sales price is calculated as freight-adjusted revenues divided by aggregates unit shipments.
[5]	Sales price is calculated by dividing revenues generated from the shipment of product (excluding service revenues generated by the segments) by total units of the product shipped.

Appendix 1

Reconciliation of Non-GAAP Measures

Aggregates segment freight-adjusted revenues is not a Generally Accepted Accounting Principle (GAAP) measure and should not be considered as an alternative to metrics defined by GAAP. We present this metric as it is consistent with the basis by which we review our operating results. We believe that this presentation is consistent with our competitors and meaningful to our investors as it excludes revenues associated with freight & delivery, which are pass-through activities. It also excludes other revenues related to services, such as landfill tipping fees, that are derived from our aggregates business. Additionally, we use this metric as the basis for calculating the average sales price of our aggregates products. Reconciliation of this metric to its nearest GAAP measure is presented below:

Aggregates Segment Freight-Adjusted Revenues

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2024	2023	2024	2023
Aggregates segment
Segment sales	$1,472.3	$1,413.0	$5,949.6	$5,918.9
Freight & delivery revenues [1]	(297.6)	(309.4)	(1,220.1)	(1,350.2)
Other revenues	(20.5)	(33.0)	(93.3)	(107.4)
Freight-adjusted revenues	$1,154.2	$1,070.6	$4,636.2	$4,461.3
Unit shipments - tons	53.9	55.3	219.9	234.6
Freight-adjusted sales price	$21.41	$19.34	$21.08	$19.02

1 At the segment level, freight & delivery revenues include intersegment freight & delivery (which are eliminated at the consolidated level) and freight to remote distribution sites.

GAAP does not define "cash gross profit," and it should not be considered as an alternative to earnings measures defined by GAAP. We and the investment community use this metric to assess the operating performance of our business. Additionally, we present this metric as we believe that it closely correlates to long-term shareholder value. Cash gross profit adds back noncash charges for depreciation, depletion, accretion and amortization to gross profit. Segment cash gross profit per unit is computed by dividing segment cash gross profit by units shipped. Segment cash cost of sales per unit is computed by subtracting segment cash gross profit per unit from segment freight-adjusted sales price. Reconciliation of these metrics to their nearest GAAP measures are presented below:

Cash Gross Profit

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2024	2023	2024	2023
Aggregates segment
Gross profit	$486.5	$424.5	$1,816.7	$1,736.8
Depreciation, depletion, accretion and amortization	133.8	124.8	515.7	482.3
Cash gross profit	$620.3	$549.3	$2,332.4	$2,219.1
Unit shipments - tons	53.9	55.3	219.9	234.6
Gross profit per ton	$9.02	$7.67	$8.26	$7.40
Freight-adjusted sales price	$21.41	$19.34	$21.08	$19.02
Cash gross profit per ton	11.50	9.92	10.61	9.46
Freight-adjusted cash cost of sales per ton	$9.91	$9.42	$10.47	$9.56

Asphalt segment
Gross profit	$46.1	$36.3	$170.1	$149.6
Depreciation, depletion, accretion and amortization	12.4	8.9	44.1	35.6
Cash gross profit	$58.5	$45.2	$214.2	$185.2

Concrete segment
Gross profit	$4.6	$11.4	$12.8	$62.1
Depreciation, depletion, accretion and amortization	10.6	12.4	45.5	72.8
Cash gross profit	$15.2	$23.8	$58.3	$134.9

Appendix 2

Reconciliation of Non-GAAP Measures (Continued)

GAAP does not define "Earnings Before Interest, Taxes, Depreciation and Amortization" (EBITDA), and it should not be considered as an alternative to earnings measures defined by GAAP. We use this metric to assess the operating performance of our business and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value. We do not use this metric as a measure to allocate resources. We adjust EBITDA for certain items to provide a more consistent comparison of earnings performance from period to period. Reconciliation of this metric to its nearest GAAP measure is presented below (numbers may not foot due to rounding):

EBITDA and Adjusted EBITDA

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2024	2023	2024	2023
Net earnings attributable to Vulcan	$293.8	$227.5	$911.9	$933.2
Income tax expense, including discontinued operations	42.0	104.2	248.8	295.6
Interest expense, net	52.6	37.4	170.3	179.6
Depreciation, depletion, accretion and amortization	163.8	152.5	632.2	617.0
EBITDA	$552.2	$521.6	$1,963.2	$2,025.4
Loss on discontinued operations	$3.4	$3.0	$10.2	$14.7
Gain on sale of real estate and businesses, net	(36.7)	(51.9)	(36.7)	(67.1)
Charges associated with divested operations	16.7	3.3	17.7	7.9
Acquisition related charges [1]	14.5	0.1	16.3	2.1
Loss on impairments	0.0	0.0	86.6	28.3
Adjusted EBITDA	$550.1	$476.1	$2,057.2	$2,011.3
Total revenues	$1,853.6	$1,834.3	$7,417.7	$7,781.9
Adjusted EBITDA margin	29.7%	26.0%	27.7%	25.8%

1 Represents charges associated with acquisitions requiring clearance under federal antitrust laws.

Similar to our presentation of Adjusted EBITDA, we present Adjusted Diluted Earnings Per Share (EPS) attributable to Vulcan from continuing operations to provide a more consistent comparison of earnings performance from period to period. This metric is not defined by GAAP and should not be considered as an alternative to earnings measures defined by GAAP. Reconciliation of this metric to its nearest GAAP measure is presented below:

Adjusted Diluted EPS attributable to Vulcan from Continuing Operations (Adjusted Diluted EPS)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2024	2023	2024	2023
Net earnings attributable to Vulcan	$2.21	$1.70	$6.85	$6.98
Items included in Adjusted EBITDA above, net of tax	(0.01)	(0.25)	0.68	(0.08)
NOL carryforward valuation allowance	(0.03)	0.01	0.00	0.10
Adjusted diluted EPS attributable to Vulcan from continuing operations	$2.17	$1.46	$7.53	$7.00

Projected EBITDA is not defined by GAAP and should not be considered as an alternative to earnings measures defined by GAAP. Reconciliation of this metric to its nearest GAAP measure is presented below:

2025 Projected EBITDA
(in millions)
Mid-point
Net earnings attributable to Vulcan	$1,090
Income tax expense, including discontinued operations	315
Interest expense, net of interest income	245
Depreciation, depletion, accretion and amortization	800
Projected EBITDA	$2,450

Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures, other than the reconciliation of Projected EBITDA as noted above. For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to future results.

Appendix 3

Reconciliation of Non-GAAP Measures (Continued)

Net debt to Adjusted EBITDA is not a GAAP measure and should not be considered as an alternative to metrics defined by GAAP. We, the investment community and credit rating agencies use this metric to assess our leverage. Net debt subtracts cash and cash equivalents and restricted cash from total debt. Reconciliation of this metric to its nearest GAAP measure is presented below:

Net Debt to Adjusted EBITDA
	(in millions)
	December 31
	2024		2023
Debt
Current maturities of long-term debt	$400.5		$0.5
Long-term debt	4,906.9		3,877.3
Total debt	$5,307.4		$3,877.8
Cash and cash equivalents and restricted cash	(600.8)		(949.2)
Net debt	$4,706.6		$2,928.6
Trailing-Twelve Months (TTM) Adjusted EBITDA	$2,057.2		$2,011.3
Total debt to TTM Adjusted EBITDA	2.6	x	1.9	x
Net debt to TTM Adjusted EBITDA	2.3	x	1.5	x

We define “Return on Invested Capital” (ROIC) as Adjusted EBITDA for the trailing-twelve months divided by average invested capital (as illustrated below) during the trailing 5-quarters. Our calculation of ROIC is considered a non-GAAP financial measure because we calculate ROIC using the non-GAAP metric EBITDA. We believe that our ROIC metric is meaningful because it helps investors assess how effectively we are deploying our assets. Although ROIC is a standard financial metric, numerous methods exist for calculating a company’s ROIC. As a result, the method we use to calculate our ROIC may differ from the methods used by other companies. This metric is not defined by GAAP and should not be considered as an alternative to earnings measures defined by GAAP. Reconciliation of this metric to its nearest GAAP measure is presented below (numbers may not foot due to rounding):

Return on Invested Capital
	(dollars in millions)
	Trailing Twelve Months Ended
	December 31	December 31
	2024	2023
Adjusted EBITDA	$2,057.2	$2,011.3
Average invested capital
Property, plant & equipment, net	$6,743.6	$6,106.3
Goodwill	3,567.6	3,626.5
Other intangible assets	1,506.4	1,593.4
Fixed and intangible assets	$11,817.6	$11,326.2

Current assets	$2,177.5	$2,192.9
Cash and cash equivalents	(479.2)	(352.8)
Current tax	(37.2)	(32.7)
Adjusted current assets	1,661.1	1,807.4

Current liabilities	(860.7)	(833.7)
Current maturities of long-term debt	80.5	0.5
Short-term debt	19.0	20.0
Adjusted current liabilities	(761.2)	(813.2)
Adjusted net working capital	$899.9	$994.2

Average invested capital	$12,717.5	$12,320.4

Return on invested capital	16.2%	16.3%